The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports First-Quarter 2017 Results

Cincinnati, April 26, 2017 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	First-quarter 2017 net income of $201 million, or $1.21 per share, compared with $188 million, or $1.13 per share, in the first quarter of 2016.

•	$50 million decrease in operating income* to $98 million, or 59 cents per share, down from $148 million, or 89 cents per share, in the first quarter of last year.

•
$13 million increase in first-quarter 2017 net income, reflecting the after-tax net effect of a $63 million increase in net realized investment gains that offset an increase of $47 million in catastrophe losses.

•	$44.07 book value per share at March 31, 2017, up $1.12 or 2.6 percent since year-end to a new record-high.

•	3.8 percent value creation ratio for the first three months of 2017, compared with 5.7 percent for the same period of 2016.

Financial Highlights

(Dollars in millions except per share data)	Three months ended March 31,
	2017	2016	% Change
Revenue Data
Earned premiums	$1,208	$1,154	5
Investment income, net of expenses	149	145	3
Total revenues	1,523	1,364	12
Income Statement Data
Net income	$201	$188	7
Realized investment gains, net	103	40	158
Operating income*	$98	$148	(34)
Per Share Data (diluted)
Net income	$1.21	$1.13	7
Realized investment gains, net	0.62	0.24	158
Operating income*	$0.59	$0.89	(34)

Book value	$44.07	$40.96	8
Cash dividend declared	$0.50	$0.48	4
Diluted weighted average shares outstanding	166.5	166.0	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 1Q17 Release 1

Insurance Operations First-Quarter Highlights

•	99.7 percent first-quarter 2017 property casualty combined ratio, up from 91.4 percent for first-quarter 2016.

•	7 percent growth in first-quarter net written premiums, reflecting price increases and premium growth initiatives.

•
$153 million first-quarter 2017 property casualty new business written premiums, up 22 percent. Agencies appointed since the beginning of 2016 contributed $13 million or 8 percent of total new business written premiums.

•	$3 million increase in first-quarter life insurance subsidiary net income, with term life insurance earned premiums up 3 percent.
Investment and Balance Sheet Highlights

•	3 percent or $4 million increase in first-quarter 2017 pretax investment income, including 5 percent growth for stock portfolio dividends and 2 percent growth for bond interest income.

•	Three-month increase of 4 percent in fair value of total investments at March 31, 2017, including a 6 percent increase for the stock portfolio and a 2 percent increase for the bond portfolio.

•	$2.264 billion parent company cash and marketable securities at March 31, 2017, up 6 percent from year-end 2016.
Investment Income Leads Profitability
Steven J. Johnston, president and chief executive officer, commented: “Steady income from our investment portfolio offset a decline in first-quarter underwriting profit as we helped policyholders recover from widespread storms in the South and Midwest. Pretax investment income rose 3 percent driven by higher dividend income from our equity portfolio, as well as higher interest income from our bond portfolio. Consolidated operating income was $98 million or $0.59 per share compared with $148 million or $0.89 per share in last year’s first quarter.

“Turning to our insurance operations, our first-quarter 2017 combined ratio of 99.7 percent included 9.2 percentage points related to natural catastrophe losses, an increase of 4.3 points over our 10-year first-quarter average. Our property casualty current accident year combined ratio before catastrophe loss effects improved, as previously announced, by 0.4 points to 92.9 percent compared with the first three months of 2016.

“We continued to build on our record of 28 consecutive years of overall favorable reserve development with first quarter net favorable reserve development on prior accident years. While favorable development was 2.2 points less than last year’s first quarter result, we maintained our consistently prudent approach to setting reserves, especially in the face of rising loss cost trends for auto-related claims and a significant increase in commercial casualty large losses of $1 million or more per claim.”

Growth Initiatives Maintaining Momentum
“We’re pleased with the progress of our growth initiatives and the premium increases reported by each of our property casualty segments. Consolidated property casualty first-quarter net written premiums grew 7 percent, including higher average pricing. Commercial lines and excess and surplus lines pricing rose on average at a low-single-digit percentage rate, while personal lines increases continued to average mid-single-digit percentage rates. Further segmentation of policies should also help improve profitability, as we seek more adequate pricing on individual policies based on their specific characteristics.

“The main driver for our growth continues to come from the excellent relationships we develop with our agencies. Thanks to those strong partnerships, the first quarter of 2017 was our highest-ever single quarter of new business written premiums, reaching $153 million, an increase of 22 percent over a year ago. To keep the momentum going, we continue to look for opportunities to appoint new agents while still preserving the franchise value that our agents appreciate. So far this year, we've appointed 32 agencies that sell most or all of our property casualty products.

“Our recent efforts to diversify our product portfolio also support our ability to grow profitably. Combined, excess and surplus lines and reinsurance assumed business contributed $29 million to net written premium growth and $23 million to our first-quarter underwriting profit.”

Book Value Reaches Record High
“Book value reached a record high of $44.07, an increase of 2.6 percent since the end of 2016, and consolidated cash and total investments again topped $16 billion. Our ample capital allows us to execute on our long-term strategies and, at the same time, continue to pay dividends to shareholders.

“In January, the board of directors expressed its confidence in our financial strength by again raising the quarterly cash dividend. Our value creation ratio, which considers those dividends as well as growth in book value, was 3.8 percent for the first quarter. Our associates remain determined to do things just a little better every day, strengthening our ability to compete by enhancing the advantages of our local independent agencies. That has been and continues to be our plan for creating shareholder value far into the future.”

CINF 1Q17 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended March 31,
	2017	2016	% Change
Earned premiums	$1,151	$1,096	5
Fee revenues	3	2	50
Total revenues	1,154	1,098	5

Loss and loss expenses	788	661	19
Underwriting expenses	360	341	6
Underwriting profit	$6	$96	(94)

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	68.4%	60.3%	8.1
Underwriting expenses	31.3	31.1	0.2
Combined ratio	99.7%	91.4%	8.3

			% Change
Agency renewal written premiums	$1,057	$1,028	3
Agency new business written premiums	153	125	22
Cincinnati Re net written premiums	40	19	111
Other written premiums	(19)	(25)	24
Net written premiums	$1,231	$1,147	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	61.6%	62.2%	(0.6)
Current accident year catastrophe losses	10.2	3.7	6.5
Prior accident years before catastrophe losses	(2.4)	(5.0)	2.6
Prior accident years catastrophe losses	(1.0)	(0.6)	(0.4)
Loss and loss expense ratio	68.4%	60.3%	8.1

Current accident year combined ratio before catastrophe losses	92.9%	93.3%	(0.4)

•
$84 million or 7 percent growth of first-quarter 2017 property casualty net written premiums, with Cincinnati ReSM contributing 2 percentage points. The increase also reflected other growth initiatives, price increases and a higher level of insured exposures.

•
$28 million or 22 percent increase in first-quarter 2017 new business premiums written by agencies. The increase included a $12 million increase in standard market property casualty production from agencies appointed since the beginning of 2016.

•
1,643 agency relationships in 2,138 reporting locations marketing property casualty insurance products at March 31, 2017, compared with 1,614 agency relationships in 2,090 reporting locations at year-end 2016. During the first three months of 2017, new agency appointments included 32 agencies that market most or all of our property casualty insurance products and 24 that market only our personal lines products.

•	8.3 percentage-point first-quarter 2017 combined ratio increase, including an increase of 6.1 points for losses from natural catastrophes.

•	3.4 percentage-point first-quarter 2017 benefit from favorable prior accident year reserve development of $38 million, compared with 5.6 points or $62 million for first-quarter 2016.

•
0.6 percentage-point improvement, to 61.6 percent, for the three-month 2017 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 1.1 points in the ratio for current accident year losses of $1 million or more per claim.

•
0.2 percentage-point increase in the first-quarter 2017 underwriting expense ratio, as higher earned premiums and ongoing expense management efforts were slightly offset by strategic investments that include enhancement of underwriting expertise.

CINF 1Q17 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2017	2016	% Change
Earned premiums	$781	$760	3
Fee revenues	1	1	0
Total revenues	782	761	3

Loss and loss expenses	535	469	14
Underwriting expenses	249	242	3
Underwriting (loss) profit	$(2)	$50	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	68.5%	61.7%	6.8
Underwriting expenses	31.9	31.9	0.0
Combined ratio	100.4%	93.6%	6.8

			% Change
Agency renewal written premiums	$772	$758	2
Agency new business written premiums	103	87	18
Other written premiums	(10)	(18)	44
Net written premiums	$865	$827	5

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	61.2%	61.5%	(0.3)
Current accident year catastrophe losses	8.7	4.0	4.7
Prior accident years before catastrophe losses	(0.3)	(3.2)	2.9
Prior accident years catastrophe losses	(1.1)	(0.6)	(0.5)
Loss and loss expense ratio	68.5%	61.7%	6.8

Current accident year combined ratio before catastrophe losses	93.1%	93.4%	(0.3)

•	$38 million or 5 percent increase in first-quarter 2017 commercial lines net written premiums, including higher renewal and new business written premiums.

•
$14 million or 2 percent rise in first-quarter renewal written premiums with commercial lines renewal pricing increases at a percentage averaging in the low-single-digit range, up slightly from fourth-quarter 2016.

•	$16 million or 18 percent increase in first-quarter 2017 new business written by agencies, reflecting growth for each major line of business.

•
6.8 percentage-point increase in first-quarter 2017 combined ratio, including an increase of 4.2 points for losses from natural catastrophes and an increase of 4.5 points from other large losses of $1 million or more per claim, largely from our commercial casualty and commercial property lines of business.

•	1.4 percentage-point first-quarter 2017 benefit from favorable prior accident year reserve development of $11 million, compared with 3.8 points or $29 million for first-quarter 2016.

CINF 1Q17 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2017	2016	% Change
Earned premiums	$300	$283	6
Fee revenues	2	1	100
Total revenues	302	284	6

Loss and loss expenses	231	173	34
Underwriting expenses	86	83	4
Underwriting (loss) profit	$(15)	$28	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	76.8%	60.9%	15.9
Underwriting expenses	28.7	29.2	(0.5)
Combined ratio	105.5%	90.1%	15.4

			% Change
Agency renewal written premiums	$245	$236	4
Agency new business written premiums	34	25	36
Other written premiums	(6)	(5)	(20)
Net written premiums	$273	$256	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	64.1%	63.5%	0.6
Current accident year catastrophe losses	16.0	3.8	12.2
Prior accident years before catastrophe losses	(2.9)	(5.6)	2.7
Prior accident years catastrophe losses	(0.4)	(0.8)	0.4
Loss and loss expense ratio	76.8%	60.9%	15.9

Current accident year combined ratio before catastrophe losses	92.8%	92.7%	0.1

•
$17 million or 7 percent increase in first-quarter 2017 personal lines net written premiums, reflecting growth in new business and higher renewal written premiums that benefited from rate increases at a percentage averaging in the mid-single-digit range, including personal auto near the low end of the high-single-digit range.

•
$9 million or 36 percent growth in first-quarter new business written by agencies. The growth was largely due to expanding our share of business from agencies’ high net worth clients, including an increase of approximately $6 million during the first three months of 2017.

•	15.4 percentage-point increase in the first-quarter 2017 combined ratio, including an increase of 12.6 points for losses from natural catastrophes.

•	3.3 percentage-point first-quarter 2017 benefit from favorable prior accident year reserve development of $10 million, compared with 6.4 points from $18 million for first-quarter 2016.

CINF 1Q17 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2017	2016	% Change
Earned premiums	$48	$43	12

Loss and loss expenses	14	13	8
Underwriting expenses	16	13	23
Underwriting profit	$18	$17	6

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	28.9%	31.7%	(2.8)
Underwriting expenses	33.4	29.4	4.0
Combined ratio	62.3%	61.1%	1.2

			% Change
Agency renewal written premiums	$40	$34	18
Agency new business written premiums	16	13	23
Other written premiums	(3)	(2)	(50)
Net written premiums	$53	$45	18

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	55.5%	63.1%	(7.6)
Current accident year catastrophe losses	1.2	0.4	0.8
Prior accident years before catastrophe losses	(27.4)	(31.6)	4.2
Prior accident years catastrophe losses	(0.4)	(0.2)	(0.2)
Loss and loss expense ratio	28.9%	31.7%	(2.8)

Current accident year combined ratio before catastrophe losses	88.9%	92.5%	(3.6)

•
$8 million or 18 percent increase in first-quarter 2017 excess and surplus lines net written premiums, in part reflecting higher renewal written premiums that benefited from rate increases at a percentage averaging in the low-single-digit range.

•	$3 million or 23 percent increase in first-quarter new business written by agencies, reflecting an increase in marketing efforts while continuing to carefully underwrite each policy.

•
1.2 percentage-point first-quarter 2017 combined ratio increase, as improved loss and loss expense ratio was offset by a higher underwriting expense ratio. The underwriting expense ratio increase includes strategic investments, such as upgrades to processing systems, and a higher level of agency profit-sharing commissions.

•	27.8 percentage-point first-quarter 2017 benefit from favorable prior accident year reserve development of $13 million, compared with 31.8 points or $14 million for first-quarter 2016.

CINF 1Q17 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended March 31,
	2017	2016	% Change
Term life insurance	$38	$37	3
Universal life insurance	10	11	(9)
Other life insurance, annuity, and disability income products	9	10	(10)
Earned premiums	57	58	(2)
Investment income, net of expenses	39	39	0
Realized investment gains, net	4	—	nm
Fee revenues	2	1	100
Total revenues	102	98	4
Contract holders’ benefits incurred	65	63	3
Underwriting expenses incurred	17	19	(11)
Total benefits and expenses	82	82	0
Net income before income tax	20	16	25
Income tax	7	6	17
Net income of the life insurance subsidiary	$13	$10	30

•	$1 million or 2 percent decrease in first-quarter 2017 earned premiums, including a 3 percent increase for term life insurance, our largest life insurance product line.

•	$3 million improvement in three-month 2017 life insurance subsidiary net income, primarily due to an increase in realized investment gains.

•	$19 million or 2 percent three-month 2017 increase to $958 million in GAAP shareholders’ equity for the life insurance subsidiary, largely reflecting net income of $13 million.

CINF 1Q17 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended March 31,
	2017	2016	% Change
Investment income, net of expenses	$149	$145	3
Investment interest credited to contract holders’	(23)	(22)	(5)
Realized investment gains, net	160	61	162
Investments profit	$286	$184	55

Investment income:
Interest	$111	$109	2
Dividends	39	37	5
Other	1	1	0
Less investment expenses	2	2	0
Investment income, pretax	149	145	3
Less income taxes	35	35	0
Total investment income, after-tax	$114	$110	4

Investment returns:
Average invested assets plus cash and cash equivalents	$16,141	$14,851
Average yield pretax	3.69%	3.91%
Average yield after-tax	2.83	2.96
Effective tax rate	23.6%	23.8%
Fixed-maturity returns:
Average amortized cost	$9,890	$9,383
Average yield pretax	4.49%	4.65%
Average yield after-tax	3.28	3.38
Effective tax rate	27.0	27.3

•	$4 million or 3 percent rise in first-quarter 2017 pretax investment income, including 5 percent growth in equity portfolio dividends and 2 percent growth in interest income.

•
$131 million or 5 percent first-quarter 2017 increase in pretax net unrealized investment portfolio gains, including a $97 million increase for the equity portfolio. The total increase included the offsetting effect of $159 million of pretax net realized gains from investment portfolio security sales or called bonds during the first quarter of 2017, including $149 million from the equity portfolio.

CINF 1Q17 Release 8

Balance Sheet Highlights

(Dollars in millions except share data)	At March 31,	At December 31,
	2017	2016
Total investments	$16,067	$15,500
Total assets	20,753	20,386
Short-term debt	17	20
Long-term debt	787	787
Shareholders’ equity	7,256	7,060
Book value per share	44.07	42.95
Debt-to-total-capital ratio	10.0%	10.3%

•	$16.610 billion in consolidated cash and total investments at March 31, 2017, up 2 percent from $16.277 billion at year-end 2016.

•
$10.301 billion bond portfolio at March 31, 2017, with an average rating of A2/A. Fair value increased $216 million or 2 percent during the first quarter of 2017, including $142 million in net purchases of fixed-maturity securities.

•
$5.676 billion equity portfolio was 35.3 percent of total investments, including $2.436 billion in pretax net unrealized gains at March 31, 2017. First-quarter 2017 increase in fair value of $342 million or 6 percent.

•
$4.763 billion of statutory surplus for the property casualty insurance group at March 31, 2017, up $77 million from $4.686 billion at year-end 2016, after declaring $90 million in dividends to the parent company. For the 12 months ended March 31, 2017, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2016.

•
$1.12 three-month 2017 increase in book value per share, including additions of $0.59 from net income before realized gains and $1.15 from investment portfolio realized gains and changes in unrealized gains that were partially offset by deductions of $0.50 from dividends declared to shareholders and $0.12 for other items.

•
Value creation ratio of 3.8 percent for the first three months of 2017, reflecting 1.4 percent from net income before net realized investment gains, which includes underwriting and investment income, and 2.7 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 1Q17 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2016 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 29.

Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

CINF 1Q17 Release 10

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 1Q17 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)	March 31,	December 31,
	2017	2016
Assets
Investments	$16,067	$15,500
Cash and cash equivalents	543	777
Premiums receivable	1,588	1,533
Reinsurance recoverable	544	545
Deferred policy acquisition costs	660	637
Other assets	1,351	1,394
Total assets	$20,753	$20,386

Liabilities
Insurance reserves	$7,866	$7,756
Unearned premiums	2,377	2,307
Deferred income tax	946	865
Long-term debt and capital lease obligations	825	826
Other liabilities	1,483	1,572
Total liabilities	13,497	13,326

Shareholders’ Equity
Common stock and paid-in capital	1,640	1,649
Retained earnings	5,156	5,037
Accumulated other comprehensive income	1,780	1,693
Treasury stock	(1,320)	(1,319)
Total shareholders' equity	7,256	7,060
Total liabilities and shareholders' equity	$20,753	$20,386

(Dollars in millions except per share data)	Three months ended March 31,
	2017	2016
Revenues
Earned premiums	$1,208	$1,154
Investment income, net of expenses	149	145
Realized investment gains, net	160	61
Other revenues	6	4
Total revenues	1,523	1,364

Benefits and Expenses
Insurance losses and contract holders' benefits	853	724
Underwriting, acquisition and insurance expenses	377	360
Interest expense	13	13
Other operating expenses	4	2
Total benefits and expenses	1,247	1,099

Income Before Income Taxes	276	265

Provision for Income Taxes	75	77

Net Income	$201	$188

Per Common Share:
Net income—basic	$1.22	$1.14
Net income—diluted	1.21	1.13

CINF 1Q17 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

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Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

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Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

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Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

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Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

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Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 1Q17 Release 13

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended March 31,
	2017	2016
Value creation ratio:
End of period book value	$44.07	$40.96
Less beginning of period book value	42.95	39.20
Change in book value	1.12	1.76
Dividend declared to shareholders	0.50	0.48
Total value creation	$1.62	$2.24

Value creation ratio from change in book value*	2.6%	4.5%
Value creation ratio from dividends declared to shareholders**	1.2	1.2
Value creation ratio	3.8%	5.7%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended March 31,
	2017	2016
Net income	$201	$188
Less:
Realized investment gains, net	160	61
Income tax on realized investment gains	(57)	(21)
Realized investment gains, after-tax	103	40
Operating income	$98	$148

Diluted per share data:
Net income	$1.21	$1.13
Less:
Realized investment gains, net	0.96	0.37
Income tax on realized investment gains	(0.34)	(0.13)
Realized investment gains, after-tax	0.62	0.24
Operating income	$0.59	$0.89

CINF 1Q17 Release 14

Cincinnati Financial Corporation

Life Insurance Reconciliation

(Dollars in millions)	Three months ended March 31,
	2017	2016
Net income of the life insurance subsidiary	$13	$10
Realized investment gains, net	4	—
Income tax on realized investment gains	1	—
Operating income	10	10

Investment income, net of expenses	(39)	(39)
Investment income credited to contract holders’	23	22
Income tax on investment income and investment income credited to contract holders’	6	6
Life insurance segment profit (loss)	$—	$(1)

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended March 31, 2017
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,231	$865	$273	$53	$40
Unearned premiums change	(80)	(84)	27	(5)	(18)
Earned premiums	$1,151	$781	$300	$48	$22

Statutory ratios:
Combined ratio	98.6%	98.2%	108.0%	61.7%	67.7%
Contribution from catastrophe losses	9.2	7.6	15.6	0.8	(4.5)
Combined ratio excluding catastrophe losses	89.4%	90.6%	92.4%	60.9%	72.2%

Commission expense ratio	18.1%	16.8%	19.4%	27.9%	22.3%
Other underwriting expense ratio	12.1	12.9	11.8	4.9	8.3
Total expense ratio	30.2%	29.7%	31.2%	32.8%	30.6%

GAAP ratios:
Combined ratio	99.7%	100.4%	105.5%	62.3%	78.0%
Contribution from catastrophe losses	9.2	7.6	15.6	0.8	(4.5)
Prior accident years before catastrophe losses	(2.4)	(0.3)	(2.9)	(27.4)	(12.4)
Current accident year combined ratio before catastrophe losses	92.9%	93.1%	92.8%	88.9%	94.9%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 1Q17 Release 15